ITEX Corporation Issues an Announcement

     SACRAMENTO,  Calif.-- (BUSINESS WIRE)--Aug. 4, 2000--ITEX Corporation (Pink
Sheets: ITEX) confirmed that a memorandum of understanding has been reached between its management and that of MAXX International Inc.

     The agreement is subject to due diligence investigations by each partner to the merger, must be approved by the boards of directors of both companies and the approval of the shareholders of approximately 16 million shares of ITEX. The proposed merger agreement calls for the exchange of MAXX International, Inc. common stock for ITEX stock. The transaction is valued at $16 million.

     Collie Christensen, president and CEO of ITEX stated, "The merger will inject needed resources for the expansion of the ITEX trade exchange. It will provide access to strategic alliances that enable both companies to grow faster together than they might otherwise accomplish on their own. ITEX will benefit from the leadership and experience of MAXX International, Inc,'s Chairman, Michael Solomon, in breaking through the barriers to increased profits for the ITEX retail trade exchange."

     The ITEX management team will remain the same, although the responsibilities of the executive staffs will broaden to include responsibility for the management of MAXX International, Inc., with Christensen becoming president and CEO of MAXX International, Inc. and Spike Humer becoming the Chief Operating Officer of MAXX International, Inc. Michael Solomon will continue as Chairman of the Board of MAXX International. Solomon commented that, "The expertise of ITEX's management will bring focus to MAXX International's plans for growth into the new century." As Chairman of the Board he will continue to oversee and spark the development of new products and services for the future. He was founder of Telepictures which merged into Lorimar, becoming the largest television production company in the world. He was formerly the President of Warner Bros. International Television from 1989 to 1994 and was responsible for making it the largest television program distribution company in the world. He is also co-founder and co-owner of one of the most important production companies in the European market: Prime Time Communications, with offices in Spain and Romania. Solomon serves on the Board of Directors of the International Council of the National Academy of Television Arts and Sciences and New York University's Stern School of business.

     MAXX International's present headquarters in Los Angeles will be consolidated into the new ITEX headquarters in Sacramento. ITEX had concluded the relocation of its headquarters from Portland to Sacramento in June of this year.

     ITEX Corporation is a trading and financial services company with domestic and international operations. It is the nation's largest retail barter company with seven company offices and more than 100 licensees located worldwide. The majority of licensees operate in the U.S. and Canada. MAXX International, Inc. is a global rights management company that develops software solutions and Internet businesses. MAXX International, Inc. holds the publishing rights to the prayer books of His Holiness, Pope John Paul II, as

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well as Vatican  licensing  agreements,  including the creation of a bank credit card and phone card with the Vatican image. It is also the parent corporation of Pure Vision Internet, Inc., developer of the Web site www.thegospel.com, a Christian Web community partnering with churches and ministries worldwide.

     This press release contains certain forward-looking statements and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the merger and the operations of ITEX and MAXX International, Inc. to be materially different that those expressed or implied in such statements. These factors include, but are not limited to the continuing development of successful marketing strategies for each companies' concepts; the effect of international, national, and regional economic conditions; the ability of the companies to satisfy their debt obligations; the availability of adequate working capital; competitive barter exchanges and; changes in legislation; demographic changes, the ability to attract and retain qualified personnel; changes in business strategy or development plans; business disruptions; changes in the demand for goods and services offered by members of its trade exchange. These risk factors and others are discussed in the periodic reports and filings of ITEX Corporations and MAXX International, Inc with the Securities and Exchange Commission, including but not limited to its Form 10-K's and Form 10-Qs. All statements other than statements of historical fact included in this press release, including without limitations, both companies' business strategy, plans and objectives, are forward-looking statements.

     For further information, contact Robert I. Harris, General Counsel at 916/679-1111.















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